Exhibit 1(a)

AXA

Société Anonyme (a joint stock corporation) with Management and Supervisory Boards

Stated capital:  €4,370,337,149.30 euros

R.C.S. (Paris Trade and Company Register) : 572 093 920 PARIS

BYLAWS

(April 20, 2005)

Registered office: 25, avenue Matignon – 75008 Paris

TITLE I

STRUCTURE – CORPORATE NAME – PURPOSE – OFFICE - TERM

Article 1 – Corporate structure

The Company is a stock corporation known as société anonyme under French law with a Management Board and a Supervisory Board.

It is governed by existing and future statutory and regulatory provisions as applicable and under the present bylaws.

Article 2 – Corporate name

The name of the Company is: AXA

Any instruments or documents intended for third parties shall contain the name of the Company, immediately preceded or followed by the words "société anonyme" or by the initials "S.A. - with Management and Supervisory Boards" as well as the amount of the Company share capital, including the place of incorporation and the registration number of the Company as recorded in the Trade and Company Register.

Article 3 - Purpose

The purpose of the Company is:

* To have equity interests whatever their forms in any French or foreign companies or businesses, regardless of their legal corporate structure, to manage and, as the case may be, to dispose of said equity interests, as well as to take part in any and all transactions which directly or indirectly relate to said purpose, or are in furtherance thereof,

* And in particular, within this framework, to acquire and manage equity interests whatever their forms, directly or indirectly, in any French or foreign insurance companies or businesses,

* To acquire, manage and sell all listed or unlisted shares and securities, including all real and movable property, as well as all rights, listed or unlisted stock, and movable property related to said assets,

* And generally speaking, to perform any and all industrial, commercial, financial, real estate or movable property transactions, directly or indirectly related to the purpose defined above or in furtherance thereof.

Article 4 – Registered office

The Company’s registered office is located at 25, avenue Matignon, 75008 Paris, France.

It may be moved to any other location within the same district or in its surrounding area, upon decision by the Board and subject to ratification by shareholders at their next annual general meeting, or to any other location as resolved by Shareholders convened at an extraordinary meeting.

Article 5 – Term of the Company

The term of the Company shall end on December 31, 2059 unless the Company is dissolved earlier or its term extended.

TITLE II

STATED CAPITAL - SHARES

Article 6 – Stated capital

The Company’s stated capital represents €4,370,337,149.30 divided into 1,908,444,170 fully paid-up shares.

Shares issued or to be issued as capital stock, provided that they are of the same class and have the same paid-up par value, are fully interchangeable insofar as they bear the same ownership rights.  In the event of profit distribution such as total or partial redemption of their capital value, holders of such shares shall be entitled to the same net amount and any taxes due or payable duties shall be evenly distributed among them.

Successive changes in the share capital, contributions in cash or in kind received by the Company and the terms for issuance of shares in exchange thereof are set out in the attachments to the present bylaws.

Article 7 – Share certificate

Fully paid-up shares may be issued in the name of the holder of record or in bearer form as the holder so chooses pursuant to existing laws and regulations.

Shares shall be subject to registration under the terms and conditions as provided by existing laws and regulations.

Any person directly or indirectly holding an amount of shares representing 0.5% of the stated capital or its voting rights, through the intermediary of companies held under their control in the meaning of Article L 233-3 of the French Commercial Code ,  is bound, within five days of registering such shares that makes them reach or exceeds this limit, notify the Company by registered letter with return receipt requested, the total number of shares or the number of voting rights held as well as the total number of stock owned that will ultimately give them access to the stated capital and potential voting rights attached thereto.

This notification must be made again under the conditions as stated above each time the capital amount or voting rights exceed another 0,5% limit. Shareholders whose interest in the share capital of the Company falls below any of the aforementioned thresholds is also bound to inform the Company of their status within five business days according to the same procedures.

Unless reported as described above, shares in excess of the fraction that should have been reported shall not be entitled to vote at meetings of shareholders if during such meetings, failure to do has been recorded and if one or more shareholders jointly own at least 5% of the share capital so request.  Loss of voting rights shall be applicable in all shareholder meetings that shall be held up until two years following proper notification.

The Company may rightfully, at its own cost and at all times as provided by law, request from a securities clearing house any information it needs concerning the identity of holders of company stock that gives them immediate or ultimate voting rights in shareholder meetings, including the number of shares held by each of them.

Article 8 – Share-related rights

Ownership of one company share automatically gives its holder the right to take part in shareholder annual general meetings and fully subjects him to company bylaws.

The heirs, assignees, trustees or creditors of any shareholder may not, whatever the reason, request division or sale by auction of company’s shares, assets and properties nor may they intervene in any manner whatsoever in the governance of the Company. To exercise their rights, they must refer to the company’s financial statements and to the decisions made by shareholders at annual general meetings.

Article 9 – Release of shares

To increase capital, a decision may be made by shareholders or the Management Board, if given the power to do so, to release shares for purchase, either in total or in part, provided that the fraction to be released shall not represent less than a quarter of the par value of the shares. Any surplus may be called up one or more times as allowed under the law.

Subscribers and shareholders shall be advised of the fraction to be released at least fifteen days before the date set for each payment, either through an legal notice placed in an official  newspaper at the place of the registered office, or by letter sent by registered mail to each of the parties under the same deadline.

In the event that payments for the release of shares have not have been made on the set date, the amounts due shall bear interest at the legal rate in force increased by two points for each day in arrears without there being any need for legal action or formal notice, and without regard to extra time required because of distance.

In addition, the Company may take legal action to cause the execution and sale of shares not paid up in due time as provided by law. It may also bring civil action or a common law suit against concerned shareholders and their guarantors either before, after, or during the sale of such shares.

TITLE III

THE SUPERVISORY BOARD

Article 10 – Composition of the Supervisory Board

A - Appointment

1.

The Supervisory Board is composed of at least three and  no more  than eighteen . Pursuant to legislation in force, a temporary exception may be made in the event of a merger.

Members of the Supervisory Board shall be appointed by the majority Shareholders at their Annual General Meeting.

In the event of one or more vacancies, the Supervisory Board may appoint temporary members before the next shareholder meeting.

Temporary appointments made by the Supervisory Board are subject to  ratification by shareholders at their next annual general meeting. A member appointed to replace another shall only remain in office for the remainder of the term of his predecessor.

In the event that the number of Supervisory Board members is reduced to less than three, the Management Board shall immediately proceed to call an ordinary meeting of shareholders in order to fill the existing Board vacancies.

2.

During their term, each member of the Supervisory Board must own at least one hundred shares.

3.

Members of the Supervisory Board are appointed for a four year-term. Their duties as members of the Supervisory Board end at the close of the annual general meeting of shareholders convened to approve the company’s final accounts for fiscal year ended and held during the year when their term of office expires.

In the event that members of the Supervisory Board were to be replaced in their entirety, the term of office of half of the designated members, or rounded down, if need be, to the nearest number, would expire at the end of two years, and the remainder, at the end of four years, in the order determined by a selection process through drawing performed during a Board meeting.

Members of the Supervisory Board or authorized agents of legal entities members of the Supervisory Board may not stay in office after age seventy.  However, this rule may be waived for a  maximum one-third of the active members of the Supervisory Board (individuals or representatives of legal entities).  In the event this should apply, the term of office granted by shareholders to members of the Supervisory Board who have exceeded this age limit shall be no more than two years and only renewable once.

If the authorized agent of a legal entity member of the Supervisory Board cannot be held in office, said entity shall replace him with someone else within one month to fill the vacancy, failing which, he shall be deemed to have resigned.

If the one third quota is not respected and if the seventy years old Supervisory Board member has not resigned, the oldest member will be deemed to have resigned.

B - Removal

Members of the Supervisory Board may be removed from office by decision of Shareholders at all times, without notice or indemnity.

C - Election of an employee shareholder representative to the Supervisory Board

1.

In accordance with regulations in force and with these Bylaws, the Shareholders, assembled in an ordinary meeting, shall elect a member to the Supervisory Board who represents all employee shareholders, provided that the legal prerequisites are met.

2.

This employee shareholder representative shall be elected for a four-year term of office. Notwithstanding the foregoing, the employee shareholder representative to the Supervisory Board shall be automatically removed from office if he or she (i) ceases to be either (a) employed by the Company or a subsidiary or inter-company partnership affiliated with AXA within the meaning of Article L.225-180 of the French Company Code (Code de commerce) or (b) a member of the supervisory board of a mutual fund (FCPE) or (ii) ceases to be an employee shareholder.

3.

Candidates for the employee shareholder representative seat on the Supervisory Board shall be nominated in the following way:

a)

If the voting rights attached to shares held by the employees are exercised on their behalf by the members of the supervisory board of a mutual fund, candidates for the seat on the AXA Supervisory Board shall be nominated by the board of this mutual fund.

b)

If the voting rights attached to shares held by employees are directly exercised by the employees, candidates for the seat on the Supervisory Board shall be nominated by means of the consultative process described in Article L.225-106 of the Company Code.

Only candidates presented by a group of shareholders that together represent at least 5 percent of directly held employee shares shall be eligible to run in an election.

4.

With respect to the application of paragraph 3. a) and prior to the General Meeting of Shareholders, the Chairman of the Management Board shall formally request that the supervisory boards of the relevant mutual funds nominate one or more candidates. With respect to the application of paragraph 3. b) and prior to the General Meeting of Shareholders, the Chairman of the Management Board shall formally request that the supervisory boards of the relevant mutual funds and/or the employee shareholders, as the case may be, nominate their candidate(s) by the consultation of the  employee shareholders who exercise their voting rights directly.

5.

The Chairman of the Management Board shall determine any nomination procedures that are not provided for by law, regulations in force or these Bylaws, including those pertaining to the timetable for nominating candidates and those pertaining to the designation of employee shareholder representatives to attend the shareholders’ meeting.

6.

For each of the procedures mentioned in paragraphs 3. a) and 3. b), a written summary of the proceedings shall be drawn up, recording the number of votes cast for each of the candidates and including a list of all eligible candidates. This list must contain the names of at least two candidates. The written summaries and candidate lists shall be appended to the notice sent to shareholders prior to meeting at which the latter shall be called on to elect the employee shareholder representative to the Supervisory Board.

7.

The member of the Supervisory Board elected to represent employee shareholders shall be elected by the shareholders assembled at an ordinary general meeting, in accordance with the same procedures that pertain to the election of any member of the Supervisory Board.

This member of the Supervisory Board shall not be taken into consideration for the purpose of determining the minimum and maximum numbers of members the Supervisory Board may have pursuant to Article L.225-17 of the Company Code.

8.

In the event of a vacancy, and regardless of why it has arisen, the employee shareholder seat on the Supervisory Board shall be filled by a new representative following the same procedures as those indicated hereinabove. The new member elected to replace the outgoing officeholder shall be elected by the shareholders to serve a four-year term. In the interval leading up to the election of the new employee shareholder representative, the Supervisory Board may continue to hold meetings and conduct business as usual.

9.

In the event that the report submitted annually by the Management Board to the shareholders pursuant to Article L.225-102 of the Company Code reveals that the percentage of the Company’s share capital owned by employee shareholders as per the aforementioned Article has fallen to less than 3 percent of the Company’s total share capital, the current term office of the employee shareholder representative shall end at the close of the Shareholders’ Meeting at which such report was submitted. In such case, if the seat in question is vacant for any reason whatsoever between the end of the fiscal year and the date of the aforementioned shareholders’ meeting, the Supervisory Board may continue to hold meetings and conduct business as usual.

10.

The member of the Supervisory Board elected to represent employee shareholders must own at least one share, either directly or through a mutual fund, or an equivalent number of units in the mutual fund in question. If this is not the case on the day he or she is elected, or if at any time during the term of office he or she ceases to own one share or the equivalent in mutual fund units, he or she shall resign from the seat held on the board, notwithstanding the fact that he or she continues to be an employee.

Article 11 – Officers of the Supervisory Board

The Supervisory Board appoints a Chairman and a Vice-Chairman from amongst the people who are its members. The Chairman and the Vice-Chairman remain in office as long as they hold their office as members of the Supervisory Board, unless the Supervisory Board decides to appoint a new Chairman and, if required, a new Vice-Chairman.

The Chairman call meetings of the Board and presides over discussions held.

In the absence of the Chairman, or when he temporarily gives his power of attorney, the Vice-Chairman performs the duties of the Chairman and is entitled to the same rights.

The Supervisory Board appoints a secretary, who may come from outside its membership and who, with the Chairman and the Vice-Chairman, constitute the officers of the meeting

Article 12 – Powers and duties of the Supervisory Board

1.

The Supervisory Board exercises its regular control over  the management of the Company performed by the Management Board, through checks and boundaries deemed appropriate, by ensuring that it has all the documents available it requires to perform its duty, in particular strategic plans and budgets of businesses controlled by the Company.

Under no circumstances shall this supervision give rise to direct or indirect management by the Supervisory Board or any of its members, nor shall it be performed under such conditions that it precludes the Management Board from performing its managerial duties.

2.

The Supervisory Board makes its comments known to the Shareholders at their annual general meeting concerning the report of the Management Board including the Company’s yearly accounts.

3.

a) In accordance with applicable laws and regulations, sale of real property per se, total or partial transfer of interests, collateral provisions, warrants, and guarantees must be approved by the Supervisory Board.

b) In addition, the following decisions from the Management Board are subject to prior approval by the Supervisory Board:

-

issuance of shares that gives direct or indirect access to the Company’s registered capital

-

proposals for share repurchase programs to submit to Shareholders at their annual general meetings

-

financial operations that may lead to substantially changing the financial structure of the Company

-

mergers and acquisitions, whatever their form

-

strategic partnership agreements

-

setting up any stock option plans or granting any free allotments of shares for employees of the Company, as well as for employees and officers of related parties, as well as the granting of stock options or free allotments of shares to members of the Management Board of the Company,

-

proposals for changing the bylaws to submit to Shareholders at their annual extraordinary meeting

-

proposals for income allocation and dividend payment for fiscal year ended to submit to Shareholders at their annual general meeting

-

date of dividend distribution and possible advances for dividend payment

c) The Supervisory Board may, up to the limit of the total amount and a specific amount determined by it for each of the operations listed in a) and b) of paragraph 3, authorize the Management Board to proceed to the above mentioned operations.

When an operation exceeds the amount as set, it is necessary in each case to obtain the approval of the Supervisory Board.

When the amount of a collateral, warranty or surety exceeds the limit set for the period under consideration, any action to enforce this excess against third parties who are not cognizant of the limit is void.

Lack of approval in case of real property sale per se, total or partial transfer of interests and collateral provisions is unenforceable against third parties, unless it is proven by the Company that said third parties were cognizant of it or could not have ignored it.

4.

The Supervisory Board may set up one or more special committees made up of its own membership and responsible for performing their assigned tasks under its supervision.  Each committee presents its activity report to the Supervisory Board at the next scheduled meeting.

5.

The Supervisory Board defines its own internal operating procedures which are communicated to the Management Board.

Article 13 – Meetings of the Supervisory Board

1.

The Supervisory Board may meet as often as it deems necessary for the interest of the Company but not less than once every quarter.

Meetings shall be called by the Chairman or Vice-Chairman by all available means.

The Chairman is subject to call a meeting of the Board no later than fifteen days following a request made by the Management Board or at least by one-third of the members of the Supervisory Board for such a meeting giving the reasons therefor. If the request is left unanswered, the requesting parties may themselves proceed to notify the members for their attendance by providing them with the meeting agenda. Otherwise it is the Chairman of the Board who sets the business agenda and only at the time of the meeting.

Meetings shall take place wherever it is indicated in the notice of meeting.

2.

A member of the Supervisory Board may give his proxy either by mail, telex, telegram or facsimile (article 107-1 of  the French Decree dated March, 23rd , 1967) to another member of the Supervisory Board to act on his behalf at a given meeting of the Supervisory Board.

Each member of the Supervisory Board may only receive one proxy at a time for the same meeting by application of the above paragraph.

The provisions contained in the above two paragraphs also apply to authorized agents of legal entities.

In accordance with and subject to legal provisions in force, the Supervisory Board may deliberate by means of videoconference or by any other means of telecommunication or remote transmission, or by consulting its members in writing. In such case, resolutions shall be adopted by the vote of a majority of the members present or represented. In the event of a tie, the Chairman shall cast the deciding vote.

Members of the Supervisory Board may participate in meetings of the Supervisory Board by videoconference or by any other means of telecommunication or remote transmission in compliance with regulations in force. Any member of the Supervisory Board may appoint another member thereof as his proxy.

3.

Members of the Supervisory Board, including anyone present at the meetings of the

Supervisory Board, are held to confidentiality with respect to the discussions held at Board meetings and to information of a confidential nature or deemed as such by the Chairman of the Supervisory Board or the Chairman of the Management Board.

Article 14 – Compensation of Members of the Supervisory Board

1.

Members of the Supervisory Board receive a fixed annual fee as compensation the amount of which is determined by the Shareholders at their annual meeting and remains effective unless otherwise provided.  Members of the Supervisory Board receive this amount in compensation for their attendance at meetings and the amounts to be allocated to the members depend on the attendance rates set by the Board.

2.

The Board may also compensate its members for their performance of special tasks or assignments with which it has entrusted them, under the conditions and the terms provided by law.

Article 15 - Advisors

Upon proposal from the Chairman, the Supervisory Board may accept, from time to time as it seems fit, a number of advisors up to a maximum of four people or representatives of corporate entities, whether they are selected or not among the shareholders.  Advisors are convened to all the meetings of the Supervisory Board and take part in its discussions but do not have the right to vote.

The Supervisory Board determines their role and how to compensate them.

Advisors may not substitute to members of the Supervisory Board on which they depend for their authority.  They issue their advice and communicate same to the Supervisory Board and the Management Board.

Advisors are fully entitled to leave their function at the term of the period in which they have reached and completed age seventy.

TITLE IV

MANAGEMENT BOARD

Article 16 – Composition of the Management Board

A – Appointment

1.

The company is headed by a Management Board composed of up to seven members, appointed by the Supervisory Board that will exercise control over the Management Board in accordance with the law and statutory provisions as set forth below.

2.

Members of the Management Board may not be shareholders but it is mandatory that they represent themselves as individuals. No member of the Supervisory Board may be part of the Management Board. No one is eligible for membership in the Management Board if he falls under one of the forfeitures: cumulative functions, incompatibility, degeneration or ban from certain practices under the law.

Any member of the Management Board may sign an employment contract with the Company that is legally binding and effective through the whole term of his office and beyond.

3.

Members of the Management Board are elected for three years by the Supervisory Board, which is responsible for filling any vacancies on the Management Board in accordance with the law.

4.

Members of the Management Board may be re-elected for ever.

5.

No one may be elected to the Management Board past age sixty-five. Any member of the Management Board who reaches the age of sixty-five while in office during a fiscal year is automatically deemed to have resigned at the close of that fiscal year. However, when a member of the Management Board reaches that age, the Supervisory Board may choose to extend his term of office once or several times as the case may be,  provided that the total extended period does not exceed three years.

B - Removal

Any member of the Management Board may be removed from office by a vote  of the  Shareholders duly assembled, or by the Supervisory Board.  If the decision to remove the officeholder is found to be without just cause , the latter may seek an award for money damages  .

Removal of a member of the Management Board does not result in the termination of the employment contract the concerned party may have signed with the Company.

Article 17 – Chairmanship of the Management Board – Corporate executive level

The Supervisory Board elects one of the members of the Management Board as Chairman.

The Chairman performs his duties as such throughout his term as member of the Management Board.

The Chairman of the Management Board shall represent the Company in its dealings with third parties.

The Supervisory Board may grant the same authority to represent the Company to one or more members of the Management Board who then hold the title of Vice-Chairman, President of the Management Board or Senior Executive Vice-President.

The Supervisory Board has the right to remove the Chairman from his duties and if applicable, withdraw the power to represent the Company that was assigned to any member of the Management Board.

With respect to third-party transactions, any valid commitments made by the Chairman of the Management Board or any other member that has been granted the same power of delegation from the Supervisory Board are deemed to be legally binding on the Company.

Article 18 – Powers and duties of the Management Board

1.

The Management Board shall have the broadest powers to act under all circumstances in the name of the Company, within the scope of the corporate purpose, and subject to the authority expressly reserved by law to Shareholders and the Supervisory Board.

Limitation to these powers is not enforceable against third parties, who may bring legal action against the Company to enforce commitments made in its name by the

Chairman of the Management Board or any other member granted the same authority to represent the Company, provided that the name of the appointed legal representative has been duly published.

2.

Members of the Management Board may, with the approval of the Supervisory

Board, assign among themselves their respective duties to manage the Company.

However, members of the Management Board may not invoke their shared responsibilities to exempt themselves from the obligation to meet regularly to discuss essential management issues related to the Company nor may they consider it as a cause for exonerating them from the task of due diligence that is incumbent upon each member of the Management Board and for which they are jointly and severally liable.

3.

The Management Board may at its discretion entrusts one or more of its members or any non-member person with special assignments, whether of a permanent or temporary nature, and delegate such powers as it deems necessary to enable them to achieve one or more specific purposes, with or without the right to subrogate.

4.

When a transactions requires the approval of the Supervisory Board pursuant to Article 12 of these bylaws and the Board withholds it, the Management Board may bring the dispute before the Shareholders who may resolve to grant the required approval and bear all ensuing consequences.

5.

The Management Board presents its report, at least once every quarter, to the Supervisory Board either orally or in writing summarizing its major accomplishments or highlights in the management of the Company.

Within three months following the fiscal year ended, the Management Board prepares the Company’s final accounts and, if applicable, its consolidated financial statements which it submits to the Supervisory Board for review and control. It suggests how to allocate earnings for the fiscal year ended.

The Management Board after reviewing the Company’s quarterly and half-yearly results, presents them to the Supervisory Board.

The Management Board calls all shareholder meetings, sets their agenda, and carries out their resolutions.

6.

Members of the Management Board are jointly and severally liable before the Company or toward third parties, as the case may be, for any violations of the statutory provisions governing French companies (sociétés anonymes), for any breaches of these bylaws, for acts of negligence or misconduct in the performance of their management duties, all punishable by law and subject to the terms provided therein.

Article 19 – Meetings and resolutions of the ManagementBoard

The Management Board may meet as often as it is necessary to protect the interest of the Company upon notice from the Chairman of the Management Board or at least half of its members, either at the principal office of the Company, or at any other location indicated in the notice of meeting. The agenda may be established at the meeting. Notice of meetings may be given by all available means, including orally.

The President of the Management Board shall chair the meetings of the Board. If he is unable to do so, the meeting will be chaired by the Vice-President and Senior Executive designated by the President of the Management Board. If he is unable to do so, the oldest Vice-President and Senior Executive or the oldest member of the Management Board in attendance will act as chair. The Management Board appoints a secretary, who need not be a member of said Board.

Decisions of the Management Board are only valid if half of its members are present.

Decisions are taken by the majority vote of members present and represented.  If there is a draw, the vote of the Chairman shall prevail.

Decisions of the Management Board are recorded in minutes of meetings and placed in a special minute book and signed by all members of the Board present at the meeting.

After consulting the Supervisory Board, the Management Board establishes its own internal operating procedures.

Article 20 – Compensation of members of the Management Board

The Supervisory Board shall fix the amount and terms of compensation for each of the members of the Management Board.

Article 21 – Regulated agreements

Any agreement that is entered into, either directly or through another person, between the Company and a member of its Supervisory Board, Management Board or a shareholder holding a percentage of the voting power greater than the upper threshold in force (if such shareholder is a company and not an individual, the company that controls it within the meaning of Article L.233-3 of the French Company Code) must be submitted to the prior approval of the Supervisory Board.

The same shall hold for agreements in which one of the persons mentioned in the preceding paragraph has an indirect interest or in which this person does business by the intermediary of another person.

Agreements entered into between the Company and another company, if a member of the Supervisory Board or the Management Board has an ownership interest in the latter; is an unlimited partner, manager or trustee therein; is a member of its supervisory board; or, in general, is a director and/or officer thereof.

The foregoing provisions do not apply to agreements that concern ongoing business operations conducted in the usual way.

However, the existence of such agreements must be disclosed to the chairman of the supervisory board. A list of such agreements and their purpose shall in turn be disclosed by the chairman to the members of the supervisory board and to the independent statutory auditors of the Company.”

TITLE V

AUDITORS

Article 22 – Auditors

One or more auditors are elected to perform their duties as provided by law.

Their fees are set according to the terms of applicable regulations.

TITLE VI

ANNUAL GENERAL SHAREHOLDER MEETINGS

Article 23 – Annual shareholder meetings

Shareholders are convened by the Management Board to attend annual general meetings as provided by law.

They may also be called by the Supervisory Board..

The shareholders meet and deliberate in accordance with applicable legislation. In particular, any shareholder may vote at meetings of shareholders without being physically present, by means of remote transmission (such as the Internet) and/or by means of videoconference, as provided for under the law and subject to approval by the Management Board, published in the notice of meeting.

Any shareholder may attend such meetings either in person or by proxy upon proof of identity or ownership of shares by:

* Being the shareholder of record in the Company’s stock register for registered shares,

* Being the title holder of share certificates that are issued by authorized agents confirming their ownership of such shares as indicated in their register until the date of the meeting,  and kept at the Company’s principal office or at any other location indicated in the notice of meeting, for unregistered shares

These formalities must be completed at least five days prior to shareholder meeting.  However, the Management Board has the power to waive this time requirement or shorten it in the general interest of all shareholders.

Voting by mail is accomplished in accordance with applicable legislation and regulations. In particular, any shareholder may transmit in paper form or, subject to approval by the Management Board, published in the notice of meeting, via remote transmission, proxy and mail voting cards via prior to meetings of shareholders.

Each shareholder has as many voting rights as the number of shares they own or represent. However, owners of record of fully paid-up shares held at least for two years at the end of the fiscal year preceding the meeting date as scheduled, double their voting rights. In the event of an increase in capital by reserve capitalization, premium shares or merger issuance, voting rights are doubled, upon share issuance, for registered shares granted freely to a shareholder whose outstanding shares allow him to exercise such right.

Shareholder meetings are presided by the Chairman of the Supervisory Board or, in his absence, by the Vice-Chairman, or by a specifically appointed member of the Supervisory Board.  Otherwise, Shareholders appoint themselves a presiding chairman.

Minutes of the meetings are prepared and true copies certified to be delivered as required by law.

TITLE VII

FISCAL YEAR

Article 24 – Company  and consolidated accounts

The fiscal year is a twelve-month period starting January 1 and ending December 31.

a)

Company financial statements

Amounts required by law to be set aside as reserves are first deducted from each year’s income, reduced by losses carried forward, if any.

Income available for distribution represents the company’s net profit for fiscal year, reduced by any losses carried forward and by amounts required by law or by the bylaws to be set aside as reserves, and increased by previous retained earnings.

Shareholders may decide to withhold from said earnings any amounts they deem appropriate for allocation to optional, ordinary or extraordinary reserves, or else to carry them forward.

The balance thereof shall be distributed among the shares outstanding in proportion to their nominal value as fully paid-up and unredeemed shares.

The Management Board determines when, where and how dividend payments are to be made.

The Management Board may decided to make one or more advance payments for dividend distribution under the terms set by law and in accordance with the provisions of article 12.3 b) of these bylaws.

Shareholders convened to approve company accounts for the fiscal year under consideration have the power to grant each shareholder, concerning all or part of their dividend distribution, the option to receive payment therefor either in cash or in shares.

b)

Consolidated financial statements

The Management Board shall submit the consolidated financial statements to the approval of the Shareholders at the same time as it submits the Company financial statements and its report. The duly assembled shareholders shall deliberate on all issues relating to the consolidated financial statements for the previous year ended.

TITLE VIII

DISSOLUTION

Article 25 – Dissolution

In case of Company’s dissolution, Shareholders appoint one or more receivers, provided the quorum is met and they have the required majority vote as stipulated for ordinary shareholder meetings.

At their annual general meeting, Shareholders meeting in ordinary session have the right to decide to allow the Company to continue to do business as usual or to obtain new business for the purposes of its winding up.

The  receiver represents the Company. He is invested with the broadest powers possible to dispose of Company’s assets, including through amicable settlements.  He is also empowered to make payments to creditors and distribute the remaining balance.

Any assets remaining after nominal share redemption are distributed among Shareholders on a prorated basis for their capital share.

TITLE IX

DISPUTE

Article 26 - Dispute

Any dispute arising during the life of the Company or during its winding-up process, between the Company and its shareholders or among the Shareholders themselves related to Company’s matters, is brought before the courts under the proper jurisdiction effective at the place of business of the Company.

To this end, for matters of dispute, Shareholders are required to elect domicile for due service of process in the jurisdictional area of the effective courts, regardless of their actual place of residence. Failure to do so will cause delivery of summons or legal notices to the office of the Attorney General or Public Prosecutor (Procureur de la République) of the District Court (Tribunal de Grande Instance) having jurisdiction over the place of business of the Company.

Exhibit 1(b)

AXA

(the "Company")

RULES OF PROCEDURE

OF THE SUPERVISORY BOARD

April 20, 2005

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These rules of procedure of the Supervisory Board have been drawn up in accordance with Article 12.5 of the company's Articles of Association. They may be amended at any time by a simple decision of the Supervisory Board.

Article 1 - Meetings of the Supervisory Board

1.

The Supervisory Board shall meet as often as the company's interest requires it and at least once each quarter. Notices of meeting shall be served by any means, even verbally. The notices of meeting may be sent by the Secretary of the Supervisory Board.

A meeting shall be called by the Chairman or, if he is impeded from doing so, by the Deputy Chairman.

The Chairman must call a meeting of the Supervisory Board on such date that is no later than fifteen days after the Management Board or at least one third of the members of the Supervisory Board present him with a request to do so, with reasons provided. If the request is not followed up, its authors may themselves call the meeting, giving notice of its agenda. Failing that, the agenda shall be decided by the Chairman, who can do it even at the start of the meeting.

Meetings shall be held in any place as specified in the notice of meeting.

2.

A member of the Supervisory Board may appoint another member of the Supervisory Board as proxy to represent him/her at a meeting of the Supervisory Board.

At any one meeting, each member of the Supervisory Board may have only one of the proxies received pursuant to the above paragraph.

The provisions of the two preceding paragraphs apply to the permanent representative of an entity.

The proceedings of the Supervisory Board shall be valid only if at least half of its members are present. Decisions shall be taken at a majority vote of the members present or represented. In the event of a split vote, the Chairman of the meeting shall have the deciding vote.

The members of the Supervisory Board may participate in meetings of the Board via audio conference call and videoconference.

Members participating via audio conference call shall not be counted for purposes of calculating the quorum necessary for any meeting of the Supervisory Board, and their votes shall not be counted.

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The members of the Supervisory Board who are participating in the meetings of the Supervisory Board by videoconference shall be deemed to be present for the calculation of the quorum and for voting purposes, except as concerns:

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the appointment of the members of the Management Board and of the Chairman of the Management Board;

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the dismissal of the members of the Management Board;

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the election of the Chairman and of the Deputy Chairman of the Supervisory Board, and the determination of their compensation, if any.

The videoconferencing facilities must be technically adequate to guarantee proper participation in the meeting of the Supervisory Board, and the meeting's proceedings must be transmitted on a continuous basis.

The Supervisory Board can authorise persons who are not members of the Board to participate in meetings of the Supervisory Board, including via audio conference call and videoconference.

3.

At the registered office, a register of attendance is held that is signed by the members of the Supervisory Board participating in the meeting. The proxies sent in writing shall be attached to the attendance register.

Article 2 – Minutes

Minutes shall be made of the proceedings of each meeting of the Supervisory Board, in accordance with the applicable legal provisions.

The minutes record the use of audio- or video-conferencing and the name of each person who took part in the Supervisory Board meeting via these means. They also record the occurrence of any technical incident in relation to the videoconference when it disturbed the progress of the meeting.

The Secretary of the Supervisory Board shall be authorised to issue and certify the copies of the minutes.

Article 3 - Exercise of the powers of the Supervisory Board

The Supervisory Board exercises permanent supervision over the company by the Management Board. To do so, it exercises the powers specified by the law and the articles of association.

A - Review of annual financial statements

Following the end of the fiscal year, the Supervisory Board reviews and controls the financial statements prepared by the Management Board. The Management Board shall present these financial statements to the Supervisory board within a 3 month period following the end of the fiscal year.

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B – Information provision to the Supervisory Board

At any time of the year, the Supervisory Board shall undertake checks and audits that it deems useful. Each member may receive copies of the documents that he deems useful for performing his assignment.

At least once a quarter, the Management Board shall provide the following documents to the Chairman of the Supervisory Board:

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a report on the business of the principal companies of the Group containing, among other things, the turnover, the growth in after-tax profit, and the variations from the original budget,

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the debt table of the company and of the principal companies of the Group,

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the staffing table of the company and of the principal companies of the Group,

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a report of loss ratios (claims to premiums) of the principal insurance companies,

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a report of the company's commitments.

At least once a quarter, the Management Board shall present a report to the Supervisory Board.

The Management Board shall also present to the Supervisory Board the budgets and strategic plans.

C– Prior authorisation of the Supervisory Board

1.

Pursuant to Article 12-3 a) of the articles of association and in accordance with Article L 225-68 of the French commercial code, the Management Board must obtain the Supervisory Board's prior authorisation to perform the following transactions, if they each exceed 500 million euro:

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sale of real estate,

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sale of some or all equity stakes in any companies, any enterprise or company or consortium existing or yet to be created, whatever its legal form.

2.

The Supervisory Board shall also authorise the Management Board to put up sureties, grant bonds or guarantees in favour of third parties:

•

worth up to one billion euro annually,

•

valued per category of commitment set as follows:

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lines of credit: 160 million euro per transaction;

*

guarantees given to the subsidiaries for commercial transactions performed by these subsidiaries: 200 million euro per transaction;

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other guarantees: 80 million euro per transaction;

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reinsurance: 30 million euro per transaction.

The authorisations given in this way to the Management Board shall be examined a new each year during the examination of the company's annual financial statements.

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In addition, the Supervisory Board shall set a ceiling of 2 billion euro on the aggregate amount of all bonds or guarantees granted in favour of third parties, beyond which the authorisation of the Supervisory Board will be required to set up sureties or grant bonds or guarantees in favour of third parties.

3.

Pursuant to Article 12-3 b) of the articles of association, the Management Board must also obtain the Supervisory Board prior authorisation to perform the following acts or transactions:

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issuance of shares that gives direct or indirect access to the Company’s registered capital

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proposals for share repurchase programs to submit to Shareholders at their annual general meetings

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financial operations that may lead to substantially changing the financial structure of the Company

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mergers and acquisitions, whatever their form

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strategic partnership agreements

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setting up any stock option plans or granting any free allotments of shares for employees of the Company, as well as for employees and officers of related parties, as well as the granting of stock options or free allotments of shares to members of the Management Board of the Company,

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proposals for changing the bylaws to submit to Shareholders at their annual extraordinary meeting

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proposals for income allocation and dividend payment for fiscal year ended to submit to Shareholders at their annual general meeting

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date of dividend distribution and possible advances for dividend payment

4.

Between two meetings of the Supervisory Board and in a case of urgency, the Chairman of the Supervisory Board may, on the delegation of the Supervisory Board and after a consenting opinion from the finance committee, authorise the Management Board to perform the transaction defined in section 3, above. This authorisation must be in writing. The Chairman shall report to the Supervisory Board at its next meeting.

5.

The Chairman of the Supervisory Board may at any time issue an opinion to the Management Board on any transaction that it has done, is doing or plans to do on behalf of the company.

6.

The consents or prior authorisations given to the Management Board pursuant to Article 12-3 of the articles of association shall be recorded in the minutes of the proceedings of the Supervisory Board and of the Management Board.

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Article 4 - Creation of committees – Common provisions

Pursuant to Article 12-4 of the articles of association, the Supervisory Board may appoint, within its structure, one or more specialised committees whose composition and powers it shall set, and under whose authority they shall operate. These powers may not be such as to delegate to a committee those powers which by law or via the articles of association are attributed to the Supervisory Board, or as to reduce or limit the powers of the Management Board. Each committee reports on its assignments at the following meeting of the Supervisory Board.

The committees shall be made up of members of the Supervisory Board appointed by it. These members shall be designated on a personal basis and cannot have themselves represented.

The term of office of the members of the committee shall coincide with their term as member of the Supervisory Board. The term as a member of the committee can be renewed at the same time as the incumbent's term as a member of the Supervisory Board.

Within each committee, the Supervisory Board shall appoint a Chairman for a maximum term that corresponds to that of the member's term of office as a member of the Supervisory Board.

Each committee shall define the frequency of its meetings. They will be held at the company's registered office or in any other place decided by the Chairman of the committee.

The Chairman of each committee shall set each meeting's agenda.

For each meeting of a committee, the Chairman of this committee can decide, in his discretion from time to time, to invite members of the Supervisory Board and/or others to attend as he deems appropriate. Only the members of the Committee shall have the right to participate in its deliberations and vote on matters submitted to the Committee and any non members who attend a Committee meeting shall do so only in an advisory capacity.

In the normal course of events, the secretary of the Supervisory Board under the authority of the Chairman of this committee will produce the minutes of each meeting of a committee; the minutes will then be sent to the members of the committee. It is included in the file of the Supervisory Board during the meeting it will be reported.

In his area of expertise, each committee shall issue proposals, recommendations and opinions, depending on the case. To this end, any studies can be done or ordered that are likely to inform the proceedings of the Supervisory Board.

The members of each committee shall be compensated according to the procedures set by the Supervisory Board, by deduction from the total annual value of directors' fees. Out of this total annual amount, the Supervisory Board determines how much should be paid to each committee.

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Article 5 – Audit Committee

1.

Pursuant to Article 12-4 of the articles of association, a special committee called the "Audit Committee" shall be established within the Supervisory Board.

2.

This committee's assignments shall be as follows:

2.1

The committee shall examine the company's half-yearly and annual accounts.

The committee shall have a say in the choice of the auditors of the company and of the companies that are controlled directly or indirectly by the company. It checks their independence. It examines and validates in their presence their programme of operation, the results of their checks, their recommendations and any action taken on the recommendations. It makes sure that the same principles are followed in all the companies of the AXA Group.

The committee shall be informed of the accounting rules that apply within the AXA Group; any difficulties related to properly applying these rules shall be referred to it. It examines any proposed change to the accounting benchmark or planned change in the accounting methods, and keeps informed, particularly as regards accounting standards and methods both nationally and internationally.

2.2

The committee shall examine the programme and the goals of central audit of the AXA Group and the reports produced, either by the management of audit of AXA Group, or by consultants that it may have authorised. It makes an assessment on the pertinence and the quality of the methods and procedures used. It explains and, if necessary, directs the work of the authors. It presents to the Supervisory Board the result of these assignments and the consequences to which they led.

2.3

The Management Board, the Auditors or the Central Audit Division of the AXA Group shall all be entitled to refer matters to the committee concerning any event that exposes the AXA Group to a significant risk.

2.4

The committee can request an internal or external audit to be performed on any subject it considers comes within its terms of reference; the Chairman of the Committee informs the Supervisory Board and the Management Board of such.

2.5

The committee shall develop a Charter of the Audit Committee. This Charter shall be put up to the Supervisory Board for approval and shall be reconsidered by the Supervisory Board each year.

3.

The committee shall be made up of at least three members and at most seven. The members of the Committee shall be chosen by the Supervisory Board from among the members acknowledged as being independent and expert in financial matters.

4.

The committee shall meet at least four times a year at the invitation of its Chairman. It may also meet at the request of at least half of its members, or at the request of the Chairman of the Supervisory Board or of the Chairman of the Management Board.

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5.

The Central Audit Division of the AXA Group shall perform secretarial functions for the committee, and produces the minutes of each meeting under the authority of the Chairman of this Committee. The minutes shall be sent to the members of the Committee.

Article 6 - Finance Committee

1.

Pursuant to Article 12-4 of the articles of association, a special committee called the "Finance Committee" shall be established within the Supervisory Board.

2.

This committee's assignments shall be as follows:

2.1

The committee shall examine and issue an opinion on any plan to sell real estate or equity stakes, when their value exceeds the delegations of power granted to the Management Board by the Supervisory Board in the scope of Article 12-3 of the articles of association.

2.2

The committee shall examine and issue an opinion on any plan that intends to set up sureties, grant bonds or guarantees in favour of third parties, when their value exceeds the delegations of power granted to the Management Board by the Supervisory Board in the scope of Article 12-3 of the articles of association.

2.3.

The committee shall examine and issue an opinion on any of the following plans presented by the Management Board:

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to issue securities giving access, whether directly or indirectly, to the company's capital,

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to propose share buy-back schemes to the ordinary general meeting of shareholders,

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financing operations that might substantially change the company's financial structure,

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acquisitions, in any form whatsoever, when their value exceeds 500 million euros each,

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strategic partnership agreements,

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to propose distribution of the annual profit and the setting of the dividend for the year elapsed to the ordinary general meeting of shareholders,

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to set the dates of payment of the dividend and, if any, of interim dividends.

2.4.

The committee shall examine any plan to perform a financial operation of significant size for the AXA Group presented by the Management Board, originating with a company that is directly or indirectly controlled by the company, as well as the directs given in the management of the assets of the AXA Group and, more generally, any issue involving the financial management of the AXA Group.

3.

The committee shall be made up of at least three members and at most seven.

4.

The committee shall meet at least four times a year at the invitation of its Chairman. It may also meet at the request of at least half of its members, or at the request of the Chairman of the Supervisory Board or of the Chairman of the Management Board.

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Article 7 – Compensation Committee

1.

Pursuant to Article 12-4 of the articles of association, a special committee called the "Compensation Committee".

2.

This committee's assignments shall be as follows:

2.1

The committee shall propose to the Supervisory Board:

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the compensation of the Chairman of the Supervisory Board,

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the compensation of each member of the Management Board,

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the value of the "directors' fees" to be proposed to the annual general meeting,

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the allocations of the company's stock options to the members of the Management Board.

2.2

The committee shall formulate an opinion on the proposals of the Management Board concerning:

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the principles and procedures concerning the setting of the compensation of the managers of the AXA Group,

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any plan to allocate the company's stock options to employees of the AXA Group, of which the list of beneficiaries and the number of options allocated will be appended to the minutes of the meeting.

2.3

The Management Board shall inform the committee of the pay of the managers of the AXA Group that are set by the boards of the principal companies controlled by the company.

3.

The committee shall be made up of at least three members and at most six.

4.

The committee shall meet at least once a year at the invitation of its Chairman. It may also meet at the request of at least half of its members, or at the request of the Chairman of the Supervisory Board or of the Chairman of the Management Board.

Article 8 – Selection and Governance Committee

1.

Pursuant to Article 12-4 of the articles of association, a special committee called the "Selection and Governance Committee".

2.

This committee's assignments shall be as follows:

2.1

The committee shall formulate proposals to the Supervisory Board, for the appointment of:

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Members of the Supervisory Board, its Chairman and its Deputy Chairman,

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members of the Management Board, its Chairman and the Deputy Chairman and General Managers,

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*

non-voting members,

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members of a specialised committee of the Supervisory Board, and of its Chairman.

2.2

The committee shall examine the provisions envisaged by the Chairman of the Management Board so that it can prepare the relief of the members of the Management Board.

2.3

The members of the Committee shall be kept informed of the appointments of the principal managers of the Group, and in particular of the members of the Executive Committee. The Chairman of the Management Board may ask the Committee for an opinion on these appointments.

3.

The committee shall be made up of at least three members and at most six.

4.

The committee shall meet at least once a year at the invitation of its Chairman. It may also meet at the request of at least half of its members, or at the request of the Chairman of the Supervisory Board or of the Chairman of the Management Board.

Article 9 - Compensation of the Supervisory Board

1.

The Chairman will receive compensation whose amount and conditions will be set by the Supervisory Board.

2.

The total value of the directors' fees set by the general meeting of shareholders pursuant to Article 14-1 of the articles of association shall be distributed by the Supervisory Board among the Supervisory Board and its various specialised committees according to the following procedures:

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Half of the value of the directors' fees will be distributed evenly among the members of the Supervisory Board as a set entitlement, with the Chairman and Vice Chairman each receiving a double fee;

*

A first share of remaining amount shall be distributed among the members of the Supervisory Board in proportion to their actual attendance at the meetings of the Board, with the Chairman and Vice Chairman each entitled to a double fee;

*

A second share of the remaining amount shall be allocated by the Supervisory Board to the various advisory committees and distributed among their members in proportion to the number of committee meetings attended by each member.  Members of the Audit Committee will receive 1.5 fees (3 fees for the Chairman of the Audit Committee), while the other committee members will be entitled to a single fee (a double fee for the Chairman) and the members of the Supervisory Board who are not members of one Committee but who attend the meetings of one Committee will receive 0.5 fee.

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3.

Members of the Supervisory Baord may claim reimbursement for all travel undertaken (long and short distances) as well as all expenses incurred in the company's interest, as per French decree number 67-136 of March 1967.

4.

Each member of the Supervisory Board, whether an individual or a permanent representative to whom directors' fees were reserved, shall undertake to own, before the expiration of two years after first being appointed, a number of shares in the company that corresponds to an amount at least equivalent to one year's worth of average directors' fees. The shares purchased to satisfy this obligation will be held in registered form.

Subject to compliance with ethical rules to do with financial translations, a member of the Supervisory Board may sell the shares acquired in this way, as long as s/he regularises her/his situation within four months, so that s/he is in compliance with the commitment specified in the above paragraph.

5.

Any member of the Supervisory Board who has not attended at least half the meetings held in one year, failing extraordinary circumstances, will be deemed to wish to terminate her/his term of office and will be invited to present a letter of resignation to the Supervisory Board.

Article 10 – Ethics

1.

The members of the Supervisory Board, as well as any person attending meetings of the Supervisory Board, shall be held to a general obligation of confidentiality as concerns the proceedings of the Supervisory Board and of its Committees, and with regard to the information of a confidential nature or presented as such by the Chairman of the Supervisory Board or the Management Board.

In particular, if the Supervisory Board has received a piece of confidential information, which is specific and able to have an influence on the company's share price – or on the share price of one of the companies controlled by it in the sense of Article L 233-3 of the commercial code or on the securities of Finaxa, on publication, the members of the Supervisory Board must refrain from passing on this information to any third party until it is made public.

2.

With regard to their own financial transactions, the members of the Supervisory Board undertake to comply with the Group's Code of Ethics, of which the text was forwarded to themis appended to these rules.

At the end of each half year, the members of the Supervisory Board report on the operations they have performed on AXA and Finaxa securities. The company will then pool the information make a declaration to the securities markets regulator, the Autorité des Marchés Financiers ["AMF"] a declaration that does not include personal identifiers.

Moreover, each member of the Supervisory Board shall inform the company of the number of securities of the company s/he owns as at 31 December of each year and at the time of any financial transactions, on that the company can report this information.

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Lastly, each member of the Supervisory Board shall be required to inform the company of any situation concerning him which may create a conflict of interest with the company or the companies of the AXA Group.

The company may then ask each member of the Supervisory Board to supply all information, particularly those relating to securities of listed companies, enabling it to satisfy the reporting obligations to the share market and insurance authorities of some countries.

Article 11 - Powers of the Management Board

The Management Board shall, if it wishes, distribute the company's management tasks among its members, with the authorisation of the Supervisory Board. As an internal measure, the Chairman of the Management Board may delegate the power of making certain commitments in the name of the company and of signing certain documents concerning it:

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to the other members of the Management Board,

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to the managers of the Group's operational units, to the operational deputies of the members of the Management Board and to the Deputy General Managers of the AXA Group, who may act alone or jointly, depending on the decisions made,

*

to all employees of the AXA Group, who may act alone or jointly, depending on the decisions made.

Article 12 – Service

These rules of procedure will be served upon the Management Board. The Management Board will acknowledge them via a special procedure.

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